Exhibit 99.2
August 18, 2010
Ms. Jacqualyn A. Fouse
Dear Jackie,
I am extremely pleased to offer you the position of Chief Financial Officer of Celgene Corporation reporting directly to me. In this role, you will also be a member of the Celgene Management Committee and will work closely with other members of the senior management team, the Celgene Board of Directors and me in setting the strategy and leading the company in this next promising phase of our development. I am confident your contributions will help ensure that Celgene reaches its potential and I, personally, very much look forward to working with you in this critical position.
As we have discussed, your start date will be on or before September 27th, 2010. The following are the terms of your employment offer:
CASH COMPENSATION
Your semi-monthly compensation for this position will be $26,923.07 (which, when annualized, would equal approximately $700,000.00). In addition to this base compensation, you will be eligible to participate in our Management Incentive Plan for which you would have a target bonus of 65% of your base salary earnings based on the achievement of agreed upon performance objectives. For the plan year of 2010 we have agreed to pay out your bonus at a minimum target rate of 100%. Actual awards are based on individual as well as company performance and are paid annually, typically during the end of the first quarter. The award may be at, above or below the target level but you can potentially earn up to 200% of your target award based upon achievement of objectives.
You will also be eligible to participate in Celgene’s 2011-2013 Long-Term Incentive Plan for which the first payout is in 2014 contingent upon achievement of established goals. The Long-Term Incentive Plan target is 100% of base salary with a maximum payout of 200% of base salary contingent upon achievement of established goals.

EQUITY COMPENSATION
As a new employee, you will receive a one-time grant of a stock option to purchase 125,000 shares of Celgene common stock at the fair market value on the date of grant. The options will have a ten-year term and vest over the first four years, i.e., 25% on each anniversary of the grant. Your grant will be issued on the first trading day of the month following your hire. In addition, you will receive a one-time grant of 16,500 Restricted Stock Units (RSUs). These RSUs will fully vest (100%) on the third anniversary of the grant. These and all other conditions surrounding the grant are outlined in a separate Stock Option Award Document and a Stock Option Agreement that must be signed as a condition of the grant. In addition, pursuant to approval by the Compensation Committee of the Board of Directors or its delegate, opportunities to receive future options will be based on business and individual performance. You will also be eligible for an annual grant of 45,000 stock options and 7,800 RSUs. You will be eligible for annual equity participation starting in October, 2010 with a grant of 11,250 stock options. The full 7,800 RSU award will be granted in April.
DEFERRED COMPENSATION PLAN
You will be eligible to participate in Celgene’s Deferred Compensation Plan. In addition, upon your hire date, you will be granted a $1,000,000 deferred compensation contribution with a 3-year ratable vesting schedule.
SEVERANCE COMPENSATION
If your employment is terminated by Celgene at any time, other than for cause, we will pay you severance compensation in an amount equal to twelve month’s base salary and bonus plus continuation of benefits, less applicable taxes. In the event of a change of control, you will be paid an amount equal to eighteen months base salary and bonus plus continuation of benefits, less applicable taxes, and your unvested stock options and RSUs will fully vest in the event of a “double trigger” circumstance. Additionally, the 280G Excise Tax Treatment will apply.
You will be eligible to participate in all of Celgene’s comprehensive U.S. health and welfare benefit programs on the first day of the month following your date of employment including medical, dental, disability and life insurance coverage, 401(k) match up to 6% of eligible earnings and professional tax and financial counseling. You will also be eligible for four weeks vacation and three personal days annually. In 2010, your vacation and personal days will be prorated accordingly based on your start date.
Celgene does require a pre-employment drug screen. You will receive information regarding the drug screen via email form eScreen following the acceptance of your offer and return of the completed documents. In addition, all employees are required to sign an “Inventions and Confidential Information Agreement” upon the start of their employment. Current Federal regulations require you to furnish proof of your right to work in the United States. These documents must be submitted on your first day of work.

Also enclosed is a Celgene Employment Application which we will need you to complete and return to us along with your signed offer letter.
Jackie, you bring breadth and depth of experience along with strong leadership skills to Celgene. It is unquestionable that you will make a significant impact on the future success of Celgene and I look forward to you becoming a key member of our team.
If you have any questions concerning any aspect of this offer, please contact me directly. To indicate your acceptance, please sign below and return one copy of this letter to me.
Best regards,

I accept the offer as outlined above

Anticipated start date